Exhibit 99.1

Paul Will:

Good Morning and thank you for joining our call today. I’m joined in Indianapolis by Jon Russell, President and Chief Operating Officer and Bobby Peavler, Chief Financial Officer.

This conference call will contain forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‐looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward‐looking statements. Please review our disclosures in filings with the Securities Exchange Commission, including, without limitation, the Risk factors section in our most recent Form 10‐ K and Form 10‐Q. We undertake no obligation to update or revise any forward‐ looking statements to reflect subsequent events or circumstances.

The purpose of this call is to provide information to supplement our May 1st 8‐K and press release, and in that process to answer questions that may have arisen from the release. We intend to address four significant categories for today’s call:

1. Management Changes 2. Operational Outlook 3. Liquidity and 4. Additional Audit Committee Review. Additionally, there were a number of questions related to March financial results. We anticipate releasing earnings for the quarter on or before May 15th. At that time, we will provide additional commentary regarding those questions.

On Monday we announced significant management changes that are both substantive and symbolic of re‐focusing our company on core trucking operations. Jon Russell was appointed President and Chief Operating Officer of the holding company, and Doug Schmidt was appointed President of our Celadon Trucking subsidiary. We took these actions because the trucking business is a main driver of cash generating opportunity and it was underperforming our standards.

To step back, over the past several years, we grew rapidly, primarily through acquisitions, to expand the suite of services we offer customers and to diversify our revenue streams. Several years ago, Celadon was a medium sized, largely irregular route truckload business with a specialty in cross border movements.

We believed it was strategically important to become larger and more diversified. Thus, we added regional, dedicated, logistics, and specialized divisions. In addition, we expanded into the equipment leasing business through our Quality Companies business unit before recently moving Quality's revenue equipment assets off balance sheet into a joint venture on December 31, 2016. This growth and investment phase took significant management time and energy as well as a particular skill set. It is important to note that Element remains very committed to the success of the JV and as Celadon focuses more on its core trucking business, Element will be taking a more direct involvement in the management of the JV.

We were successful in assembling the new trucking business units. As Jon will address later, the expansion did diversify our revenue streams, and most of the acquired businesses have performed reasonably well even in a soft freight market since 2015. The core truckload business, however, is not performing up to our standards. Celadon Trucking had always been a solid operating company measured by the ABCs of trucking—superior customer service, strong safety performance, good utilization of our equipment, and low cost per mile. This began to deteriorate. During the March quarter, we determined that change had to happen.

Jon and Doug bring the right skill sets to return Celadon Trucking toward its historical performance. Jon's father Steve founded Celadon, and Jon has been a member of the Celadon management team for over 15 years. Jon has been involved in asset based and non-asset based operations. He has a wealth of experience in the global logistics industry, and most recently he served as President of Celadon Logistics, the company’s asset light division, which has been operating profitably under his leadership. In addition, Jon will be leading the sales and pricing teams in order to drive higher margins on the existing fleet as well as volume improvements in core operating lanes.

Doug has 22 years of experience in the truckload industry, with a focus on the operations side of the business. Most recently, he has been running our A&S Kinard subsidiary, which produced a low 90s operating ratio in 2016. Over the last five months, Doug has been in Indianapolis, working alongside the management team evaluating the state of the Celadon irregular route trucking business and compiling strategic initiatives to implement amongst the operational teams. With these changes, along with other operational personnel management changes over the past several months, we are re‐building our management team with a specific focus on driving profitability within the irregular route trucking business operation.

In addition to elevating Jon and Doug, we have been adding truckload expertise for several months, including senior personnel from Schneider, Heartland, and CR England. Additionally, we are always searching for qualified candidates to strengthen our bench, and the current trucking environment has been conducive to attracting qualified applicants.

In the context of refocusing on trucking ABCs, Eric Meek decided to pursue other interests.

I’d now like to turn it over to Jon Russell to address our operational outlook.

Jon Russell:

Thanks, Paul.

Before outlining our key initiatives, I believe it is important to highlight key portions of our business that are contributing positive operating income. Since October 2014, we have acquired four trucking companies, specializing in hauling dedicated freight, A&S Kinard, Taylor Express, Buckler Transport, and FTL, Inc, all which operate as stand‐alone entities and have contributed operating profits since the time of acquisition. Our asset light division, which was formed approximately ten years ago, and is comprised of brokerage, warehousing, LTL consolidation, and freight management, has seen significant growth since its formation and generated positive income as we continue to provide unique solutions and additional capacity to our truckload customers. In addition, our international businesses, while combatting softness in the market, have also been a positive contributor to the company and have a strong leadership team in place. Together, these profitable business units comprise approximately 50% of our trucking operations revenue. We have experienced managers in place, believe these business units are well positioned in their respective markets, and anticipate on‐going growth.

The irregular route truckload business has been the key factor in our consolidated operating ratio deterioration. Over the past year, we have seen increased driver turnover and reduced utilization of our assets specifically as it relates to seated truck count, daily truck dispatches, and excess trailer equipment. Doug Schmidt and I have conducted a deep dive into the reasons underlying these trends, and we have identified a plan to reverse the trend, the KPIs to measure progress, and the people and training necessary to make a difference.

Leveraging the strength of the existing team, we are implementing a revised organizational structure and process flows in our customer service and driver management teams. These changes will yield a more traditional trucking model and generate a higher degree of accountability for operational associates. This will also allow us to focus on core truckload KPIs, drive improved performance and operating margins along these metrics, and provide a level of customer service expected from a premium truckload service provider.

One of the metrics that has seen significant deterioration is equipment utilization. We have failed to meet internal expectations regarding the percentage of our fleet under dispatch daily. We are evaluating our freight mix, driver retention, effectiveness of our driver management, and equipment utilization. By successfully improving these areas, we will improve customer service, reduce driver turnover, and most importantly, return to profitability.

With the current level of utilization and excess equipment, we are focused on attracting high quality, experienced drivers to our company fleet by raising pay within markets where we have freight density. Previously, our driver recruiting spanned across the continental United States, with a heightened focus on independent contractors and lease purchase drivers. This caused increased deadhead miles, reduced utilization, longer driver dwell times in certain markets due to the challenges to meet home time requests and providing an environment to assist with retention. We expect moving to smaller recruiting regions and emphasizing company drivers to increase our customer capacity in markets we are looking to grow as well as allow us to transition business that is outside of our core lanes to our logistics group.

In addition, it is imperative for us to enhance our safety culture. Celadon was regularly recognized as one of the safest fleets in America less than ten years ago, and our goal is to get back to that level. By improving our safety culture, it will reduce costs, enhance the driver experience, and provide a better product for our customers. We are evaluating personnel, our current processes, technology, and utilizing outside resources to drive changes within this area.

We have received questions related to guidance and expected timing of improved operating results. Consistent with our historical precedent, we will not provide specific quarterly earnings guidance. However, from a more macro level, business trends have been relatively consistent with historical seasonal patterns so far, this year. We would expect to make gradual progress in the June and September quarters, and believe we are well positioned to capitalize on any improvement in trucking supply/demand fundamentals, which could happen as we get closer to the ELD mandate at the end of this year. Aside from macro trends, we see significant opportunity for improvement from internal initiatives, which are largely independent of the health of the overall trucking environment. Another is that we can offer our customers additional capacity without investing in additional assets, merely by improving the percentage of our fleet dispatched daily. Assuming capacity tightens, this will be a valuable resource, and it is one we are communicating to our customers as they plan for peak shipping season this year and beyond.

I’d now like to turn it over to Bobby Peavler to address liquidity and the additional audit committee review.

Bobby Peavler:

Thanks, Jon. As we mentioned in the press release, we recently finalized an amendment to our current credit agreement with our bank group, as well as a term sheet for a new ABL credit facility. We are appreciative of our bank group’s support of the company’s plan to return to profitability.

One way to look at the amendment is as a bridge between our existing cash flow based revolving credit facility and the expected ABL revolving credit facility. With our significant asset base and recent operating results, an ABL facility is more appropriate and should provide more liquidity than our existing facility. It is a very common structure with our peers. Our total revenue equipment, accounts receivable, inventory, and real estate, available for financing through the proposed ABL structure and other financing sources, had a net book value of over $375 million at March 31, 2017. Note, that excludes assets already subject to capital leases or other secured financing. We will seek to use these available assets as effectively as possible to support the company's capital requirements.

The amendment established a new borrowing limit up to $200 million, which together with other actions we are taking, is expected to provide sufficient operating room over the anticipated period to close the ABL facility. A few of the relevant terms of the amendment include the following:

•
An asset coverage ratio concept that is similar to the ABL borrowing base structure but does not include the additional borrowing capacity we expect to gain from a real estate sub‐facility under the ABL structure.

•	Suspending the ability to declare dividends. Dividends under the ABL structure are to be determined, as the full agreement has not been negotiated.
•	Waiver of financial covenant defaults for the March quarter and the GAAP financial statement requirement to give us runway in the near term.
•	Additional reporting and collateral perfection terms that will be similar to an ABL structure.
•
Although we anticipate the ABL closing by June 30, 2017, if for some reason this time line is not met, we anticipate working with our existing bank group or seeking additional financing sources to provide us with the necessary financing structure to meet our liquidity needs.

During the next several weeks, our plan includes closing one or more mortgage financings covering currently unencumbered properties, as well as working with various equipment lessors to extend the term of capital leases coming due over the next several months where the equipment is still under warranty. These steps, together with the ABL facility, are expected to increase our current liquidity and are necessary over the near to medium term. The field work and appraisals for the ABL facility are underway so we do not have a firm borrowing base number at this time.

We have received questions about the timing of the amendment, the new ABL term sheet, and the letter from our auditors. The ABL term sheet was in place prior to the auditor letter and is provided by our existing bank group. The bank group was briefed on the auditor letter prior to signing the amendment and has not expressed any slowdown in their pace on the ABL facility.

In addition to the steps outlined above, our intention is to seek mortgage or sale‐ leaseback financing on certain properties either within or outside the borrowing base where higher advance rates are available. We also have certain investments, excess equipment, and business units that may have higher values elsewhere than under our ownership. We are in discussions with other parties on multiple transactions at this time.

To the extent additional strategic steps are required, Stephens has been engaged to assist us with evaluating these matters. As a public company, we will consider transactions that are in the best interest of our stockholders.

We received a number of questions around cash flows for the quarter and forecasts going forward. Cash flow numbers and anticipated capex will be included in the earnings numbers expected in the next couple of weeks.

Finally, with respect to the letter from our auditors and the non‐reliance I refer listeners primarily back to our filings.

Celadon continues to be committed to proper accounting. The review of the revenue equipment transactions was initiated by the audit committee to confirm and ensure proper accounting relating to the preparation for, and formation of, the joint venture. At the relevant dates and during the relevant periods, we had hundreds of pieces of revenue equipment held for sale, and we had numerous transactions to improve the profile of our leasing assets. We provided a significant amount of information concerning the transactions and the carrying values of the equipment to our auditor. As of April 25, our auditor advised that it had concluded that more information was needed with respect to the transactions and the carrying values.

We have had several questions about the audit committee review process. I would refer you to BKD's letter, which was specific in its reference, and our press release. The audit committee is conducting a review of this matter with the assistance of independent counsel and one of the largest audit, tax, and consulting firms in the world and will provide an update when the review is completed. Given this process, management will not at this time make any additional comment on this matter.

There were several questions relating to any potential impairment of revenue equipment held for sale ($45 million at June 30, 2106, and $29 million at September 30, 2016). The audit committee process will include an additional valuation analysis for support of the carrying values of the revenue equipment held for sale. If there are any changes that come from this valuation, we would not expect any cash impact on Celadon, nor any impact on the collateral for our ABL facility, as all revenue equipment held for sale relating to those periods was disposed of prior to December 31, 2016. If it ultimately is determined that any revisions are required, they will be made.

Now I will turn it back over to Paul Will.

Paul Will:

Thanks, Bobby.

In wrapping up our call, I would like to point out four things:

1. We are one of the largest companies in our industry.
2. We continue to have a significant asset base to support our liquidity needs.
3. In December, we reduced our capital intensity, cash burn, and total debt through the joint venture transaction.
4. This year, we are focused on improving the truckload business.

While our attention has been pulled in other directions recently, we never forgot how to truck at Celadon. As our organization’s attention turns “back to the basics” of trucking, I see enthusiasm throughout the organization that I know will be the foundation for our success. And while dealing with these non‐trucking issues is highly important, I am optimistic in the future of Celadon and look forward to returning our focus and efforts on being the best trucking and logistics company that we can be.  I also want to thank our employees, drivers and non-drivers, and our customers for their continued support.

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